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                                                                    EXHIBIT 10.3

                        SERVICES COLLABORATION AGREEMENT


         SERVICES COLLABORATION AGREEMENT ("Agreement") is made as of the 30th day of June, 1999, between Transmedia Network Inc., a Delaware corporation ("Transmedia"), and SignatureCard, Inc., an Indiana corporation ("Signature").

         WHEREAS, Transmedia operates a membership program under the "Transmedia" trade name and service mark and, as of the date hereof, has acquired certain assets of Signature related to a similar membership program which Signature formerly operated under the Dining a la Card trade name and service mark;

         WHEREAS, Signature has retained certain marketing partner relationships pertaining to the DALC Program, and wishes to (i) continue to promote and market the DALC Program to existing DALC Members acquired from such relationships, (ii) acquire new DALC Members pursuant to such relationships, and (iii) develop new marketing partner relationships;

         WHEREAS, each party has determined that it is advisable that (i) Signature conduct marketing and promotional programs, and seek to enter into marketing partner relationships, to acquire DALC Members in the United States of America, and (ii) Transmedia generally manage the DALC Program, including performing certain DALC Member services and managing the Merchant network, all on the terms and subject to the conditions prescribed herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                     GENERAL

         1.1 Capitalized terms used in this Agreement have the respective meanings set forth in Schedule I hereto.

         1.2 This Agreement shall be effective as of the date first written above and thereafter shall remain in full force and effect until terminated in accordance with Article XI hereof.



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                                   ARTICLE II

                               SERVICES COMMITTEE

         2.1 Services Committee. Promptly following the execution and delivery of this Agreement, the parties shall establish a Services Committee (the "Services Committee"). The Services Committee shall consist of two members, one of whom shall be the Chief Executive Officer or other designee of Transmedia reasonably acceptable to Signature and one of whom shall be the Signature senior executive primarily responsible for the DALC Program or other designee of Signature reasonably acceptable to Transmedia (such acceptance, in each case, not to be unreasonably withheld). The Services Committee shall act as the committee for strategic initiatives and major operational issues relating to the Operating Guidelines and the Economic Covenants (each, as hereinafter defined), and shall review, among other things, the performance of the parties hereunder, including adherence by the parties to the Operating Guidelines and compliance by the parties with the Economic Covenants. The Services Committee otherwise shall review strategies designed to enhance and market the DALC Program and to maximize the fees and revenue therefrom. Each party shall designate its member to the Services Committee and shall notify the other party in writing each time it proposes to permanently replace its member and appoint a new designated member, but shall not permanently replace its member and appoint a new designated member without the prior written consent of the other party (which consent shall not be unreasonably withheld).

         2.2 Meetings. The Services Committee shall meet at such times and places as it may elect but in any event, not less than once each calendar quarter. The Services Committee may meet in person or by telephonic or video conference, and either member may call such a meeting. All costs of participation by each member in the activities of the Services Committee shall be borne by the party appointing such member.

         2.3 Specific Responsibilities of the Services Committee. The responsibilities of the Services Committee shall, with respect to the promotion and marketing of the DALC Program, include, but not be limited to:

         (a) review or development of new marketing and promotional strategies;

         (b) review of all new marketing partner contracts;

         (c) review of design and uses of advertising, marketing, promotional and solicitation materials and selection and use of all media;

         (d) review and oversight of adherence by the parties to the Operating Guidelines and, where appropriate, recommending corrective action;


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         (e) evaluation and approval of proposals by a party desiring to enter into a marketing partner contract or other arrangement contrary to the requirements of the Operating Guidelines and the Economic Covenants and, if appropriate, enforce payment of the Make-Whole Amount pursuant to Article VII hereof;

         (f) review of and, if appropriate, adjustment to, the Operating Guidelines and Economic Covenants on a periodic basis; and

         (g) review of, and determination with respect to, proposals to close a market.

It is expressly acknowledged that the responsibilities of the Services Committee shall be limited to issues relating solely to the DALC Program as operated by the parties in accordance with the terms hereof, and the Services Committee shall have no jurisdiction over matters that relate to, arise out of or are in connection with the respective businesses of the parties hereto other than the DALC Program. The parties shall notify their respective employees and their respective Affiliates who perform services in connection with this Agreement of this limitation and shall require them to abide by its terms.

         2.4 Voting. Each member of the Services Committee shall have one vote on all matters and the Services Committee shall act by the unanimous vote of its members. If the Services Committee is unable to obtain the required vote to approve, or take other action on, any matter requiring a vote, or if any member wishes to contest a deadlock, then the matter may be settled in accordance with the provisions of Section 14.4 hereof, and any requirement for approval by the Services Committee under this Agreement shall be satisfied by action in accordance with such Section.


                                   ARTICLE III

                    ROLES AND RESPONSIBILITIES OF THE PARTIES

         3.1 Signature Responsibilities.

         (a) Signature shall perform the marketing and promotional functions described in this Section 3.1 in connection with the DALC Program with respect to Signature DALC Members only, in accordance with the terms of this Agreement. The goals of Signature's marketing and promotional functions are to generate new, active members for the DALC Program and to induce members of the DALC Program, where applicable, to renew their memberships annually and to be active members of the DALC Program.

         (b) Signature, in conjunction with Transmedia shall, at Signature's expense:


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                           (i)      develop a promotional and marketing strategy
                                    to be implemented by Signature with respect to the Signature DALC Members for the DALC Program (including, without limitation, at Signature's discretion, developing and implementing programs and strategies to stimulate utilization by inactive and low usage DALC Members);

                           (ii) prepare a plan for the marketing and promotion of the DALC Program in advance of each calendar year, update and modify the same during each calendar year and provide to Transmedia periodic reports of the DALC Program's performance measured against such plan;

                           (iii) maintain and expand Exclusive DALC Sponsor Relationships and relationships with other DALC Sponsors existing on the date hereof and develop and initiate new Exclusive DALC Sponsor Relationships and relationships with other DALC Sponsors in addition to those in existence on the date hereof, all in accordance with the marketing and promotion plan prepared pursuant to Section 3.1(b)(ii);

                           (iv)     develop advertising and promotional
                                    materials to be used by Signature to support the DALC Program;

                           (v) select the print and broadcast media to be used by Signature in marketing and promoting the DALC Program; and

                           (vi) perform such other functions as Signature and Transmedia may agree are appropriate to Signature's marketing and promoting the DALC Program to the Signature DALC Members.

         (c) In addition to the responsibilities set forth in paragraph (b) above, Signature shall, in connection with Exclusive DALC Sponsor Relationships existing on the date hereof or entered into in accordance with the terms hereof, pay for all airline miles purchased thereunder and Transmedia shall reimburse Signature for the same within ten business days following Transmedia's receipt from Signature of Signature's "Request for Distribution" or other documentation substantiating the amount paid. The amounts for which Transmedia is required to reimburse Signature under this Section 3.1(c) shall not be subject to set off against any amounts owed or alleged to be owed by Signature to Transmedia under this Agreement or any other agreement between the parties.

         (d) Marketing activities which may be undertaken by Signature under this Agreement may include, among other things:

                           (i)      preparation and mailing of solicitation
                                    materials;


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                           (ii)     telemarketing;

                           (iii)    advertising, including via radio,
                                    television, newspapers, magazines and other print media, internet or other electronic media and other appropriate venues; and

                           (iv) conducting DALC Member surveys and marketing tests;

provided, however, that Transmedia shall have the right to approve the form and content of any of the foregoing activities or materials solely for the purpose of (x) ensuring that the statements contained therein are accurate, and (y) protecting the value of the DALC Intellectual Property or the Transmedia Intellectual Property and the reputation of the DALC Program; provided, further, that such approval shall not be unreasonably withheld.

         3.2      Transmedia Responsibilities.

         (a) Transmedia shall have charge of the day-to-day management and operations of the DALC Program. Transmedia's responsibilities will include, but not be limited to:

                           (i) making all Transmedia personnel decisions (including those personnel who have responsibility for the DALC Program);

                           (ii) approval of all non-employee sales personnel engaged by Signature to perform marketing or promotional services hereunder;

                           (iii) review of all product offerings proposed by Signature in connection with the DALC Program and all descriptions, solicitations, advertising copy or other marketing and promotional materials proposed for use in connection therewith;

                           (iv) approval of all DALC Sponsor contracts entered into after the date hereof whose term extends beyond three years;

                           (v) approval of all DALC Sponsor contracts entered into after the date hereof which would preclude Transmedia from collecting Fee Income, if any, from DALC Members acquired pursuant thereto;

                           (vi) provision of membership benefits to all DALC Members;

                           (vii) provision of customer service, including fulfillment, preparation and distribution of directories, preparation and distribution of DALC Member statements, issuance of rebate checks and airline miles, if applicable, and responding to consumer complaints or inquiries;

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                           (viii)   collection of Fee Income from DALC Members
                                    (except to the extent otherwise provided in a contract between Signature and a DALC Sponsor in existence on the date hereof or approved by Transmedia in accordance with paragraph (v) above) and Rights-to-Receive from Merchants;

                           (ix) communication with Merchants (including development of collateral sales materials and periodic Merchant reporting);

                           (x) management of Merchant processing partner relationships;

                           (xi)     technological functions, including
                                    maintenance and management of databases, software programs and the like;

                           (xii) communication with regulatory authorities concerning provision of membership benefits and advertising, marketing and promotional materials; provided, however, that to the extent such materials relate to the responsibilities and obligations of Signature hereunder, Signature and Transmedia shall jointly communicate with regulatory authorities;

                           (xiii) maintain, update and program interfaces onto the websites associated with the DALC Program (including, without limitation, such information with respect to arrangements with DALC Sponsors and links to websites of such DALC Sponsors as Signature reasonably requests from time to time);

                           (xiv) provision to Signature (either through electronic access or other reasonable means) of such data and information relating to the DALC Program as may, from time to time, be required by the terms of any DALC Sponsor contract existing on the date hereof or hereafter entered into in accordance with the terms hereof and such other data and information as the parties may reasonably agree; and

                           (xv)     subject to Signature's areas of
                                    responsibility and obligations as described herein, each other function, duty or service (other than those expressly undertaken by the Services Committee under Section 2.3 hereof), the performance of which is deemed by Transmedia in its sole discretion to be necessary or advisable in operating the DALC Program.

         (b) Notwithstanding the provisions of Section 3.1 and of paragraph (a) of this Section 3.2, it is expressly understood and agreed that Transmedia and/or its Affiliates may, in its sole

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discretion, undertake to perform, with respect to any DALC Member other than a
Signature DALC Member, any of the functions required to be performed by Signature with respect to Signature DALC Members hereunder. Any such activity undertaken by Transmedia shall not be subject to the terms of this Agreement and Signature shall have no obligations with respect to such DALC Members.


                                   ARTICLE IV

                       MARKETING AND PROMOTION; EXPENSES;
                        LICENSE OF INTELLECTUAL PROPERTY

         4.1 Marketing Efforts. During the term of this Agreement, Signature agrees that it shall (and shall cause its successor to) maintain marketing and sales personnel capable of performing its obligations hereunder, and shall be solely responsible for the hiring, compensation, management and evaluation of such personnel.

         4.2 Advertising and Promotional Materials. All marketing, advertising, and promotional materials (including, without limitation, any and all telemarketing scripts) for Signature's marketing of the DALC Program shall comply with all applicable laws and regulations and shall be submitted to and subject to approval by Transmedia as provided herein prior to the use thereof; provided that such approval shall not be unreasonably withheld. Signature and Transmedia shall advise one another of customer and Merchant reactions to the marketing and promotional materials they use. All such materials shall include, in a location and in a manner which can easily be seen and read, the following notice: "The Dining A La Card(R) program and trademark are the property of Transmedia Network Inc., used under license by SignatureCard, Inc." As permitted by applicable laws and regulations, all documentary information, promotional materials and media presentations (where practical) promoting the DALC Program shall display the trade names, trademarks, service marks, logos and trade dress thereof in a manner consistent with the past practices of the parties.

         4.3 Expenses. Signature shall bear the expense for the preparation of all solicitation materials and all marketing, advertising and promotional expenses it incurs in marketing and promoting the DALC Program to the Signature DALC Members. Except to the extent costs and expenses are deducted from revenues in accordance with the definition of "Profit" as set forth in Schedule I, Transmedia shall bear the expense for its performance hereunder.

         4.4 Membership Applications. Signature shall cause all applications for membership in the DALC Program generated by Signature's performing of marketing and promotional functions to be transmitted directly to Transmedia for its review.

         4.5 Membership Data. Transmedia shall maintain appropriate records identifying (i) which persons are DALC Members on the date hereof as set forth on a computer disc delivered to Transmedia pursuant to Section 3.1(k) of the Asset Purchase Agreement, (ii) which persons are

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DALC Members on the date hereof pursuant to an Excluded Contract (as defined in the Asset Purchase Agreement) as set forth on a computer disc delivered to Transmedia pursuant to Section 6.3 hereof, and (iii) which persons become DALC Members after the date hereof as a result of Signature's marketing and promotional efforts hereunder; it being understood and agreed that the DALC Members identified in clauses (i) through (iii) of this sentence are the only DALC Members Transmedia shall be obligated to service under this Agreement.

         4.6 Licenses of Intellectual Property. Pursuant to the terms of the License Agreement and the Software License Agreement by and between Transmedia and Signature of even date herewith (together, the "License Agreements"), Transmedia shall grant to Signature (a) a non-exclusive license to use the DALC Intellectual Property and an exclusive license to use the "Earn Meals for Your Miles" service mark, in each case for the sole purpose of performing marketing and promotional functions with respect to the DALC Program as contemplated by this Agreement during the term hereof, (b) a non-exclusive license to use, and prepare derivative works of, any advertising copy prepared by Signature under this Agreement, for use only in connection with Signature's other non-dining programs, and (c) a royalty-free, perpetual, non-exclusive license to use the Data Merchant System solely for the purposes set forth in the Software License Agreement.

         4.7 No Rights by Implication. Except as specifically provided herein or in the License Agreement, no rights or licenses with respect to the DALC Intellectual Property, other technical information or other proprietary rights (including licenses or rights in confidential information, membership data and information, marketing plans, surveys, research, member information, merchant information and records, service information, marketing strategies, training materials, marketing and promotional materials or other information relating to advertising, marketing, promotion or commercial sale of the DALC Program) are granted or deemed granted by Transmedia to Signature hereunder or in connection herewith.


                                    ARTICLE V

                              OPERATING GUIDELINES

         5.1 Operating Guidelines. Each party hereto shall use its commercially reasonable efforts to preserve the integrity and reputation of the DALC Program. By signing this Agreement, each party recognizes that adherence to the operating guidelines set forth on Annex A hereto (as the same may be adjusted from time to time by the Services Committee in accordance with the terms hereof, the "Operating Guidelines") is in its best interests and covenants to and agrees with the other party that it shall use its commercially reasonable efforts to abide by the Operating Guidelines applicable to it in performing its duties hereunder. If, at any time during the term of this Agreement, a party has performed its duties in a manner inconsistent with the Operating Guidelines applicable to it, it shall use its commercially reasonable efforts to explain the same and the reasons therefor to the Services Committee and shall cooperate, in good faith, with the Services Committee to rectify the

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situation (including, without limitation, by taking any corrective action deemed appropriate by the Services Committee).

         5.2 Opening New Markets. The parties shall cooperate with each other in identifying and selecting new markets in which to offer, market or promote the DALC Program. If (i) Transmedia deems it advisable to open a market in a Territory, and (ii) Signature commits to deliver a sufficient number of DALC Members within the Territory such that, with respect to the number of DALC Members residing therein, the Territory would become a Qualified Territory solely through the efforts of Signature, then Transmedia shall use its commercially reasonable efforts, within 180 days of its receipt of notice from Signature of such commitment (such date is hereinafter referred to as the "Market Launch Date"), to deliver a sufficient number of Merchants to satisfy a minimum Member-Merchant Ratio of 150:1. If Transmedia delivers the number of Merchants required to satisfy its obligations hereunder and Signature does not achieve DALC Member acquisition or utilization at the levels established by the Operating Guidelines with respect to such new market, Signature shall be responsible for, shall assume the liability of, and shall reimburse Transmedia for, all uncollected Rights-to-Receive incurred by Transmedia in such market. Signature shall remit any payments owed to Transmedia pursuant to the preceding sentence within thirty (30) days following its receipt of notice from Transmedia referencing the failure to comply with this Section 5.2 and specifying the amount owed, together with appropriate documentation evidencing the same. If Signature delivers the number of DALC Members required to satisfy its obligations as set forth above and Transmedia does not supply DALC Merchants at the levels and quality established by the Operating Guidelines with respect to such new market, Transmedia shall be responsible for, shall assume the liability of, and shall reimburse Signature for, all marketing and promotional expenditures reasonably incurred by Signature in delivering DALC Members in such market. Transmedia shall remit any payments owed to Signature pursuant to the preceding sentence within thirty (30) days following its receipt of notice from Signature referencing the failure to comply with this Section 5.2 and specifying the amount owed, together with appropriate documentation evidencing the same. Neither party may deliver any notice hereunder prior to the Market Launch Date. The remedies provided by this Section 5.2 shall be the sole and exclusive remedies of the parties with respect to the liabilities incurred in connection with opening new markets hereunder, and they each hereby waive any and all rights that might otherwise be available at law or in equity with respect thereto.


                                   ARTICLE VI

                  MARKETING EXCLUSIVITY AND SPONSOR INFORMATION

         6.1 Signature Exclusivity. Signature shall, during the Profit Sharing Period, have the exclusive right to market the DALC Program through use of all of its existing and hereafter acquired Airline Frequent Flyer Member Files and the Exclusive DALC Sponsor Relationships, and Transmedia and its Affiliates shall not market or promote the DALC Program or the Transmedia Program through use thereof; provided, however, that nothing in this Section 6.1 shall be deemed

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to prohibit Transmedia and its Affiliates from (i) offering mileage credits in airline mileage programs in connection with the DALC Program, the Transmedia Program or otherwise, (ii) marketing or promoting other non-dining services to the Exclusive DALC Sponsor Relationships, (iii) receiving relevant information about, and servicing DALC Members acquired through the use of DALC Sponsor Relationships (whether existing or hereinafter initiated) or Airline Frequent Flyer Member Files under the terms of this Agreement, or (iv) marketing the DALC Program or the Transmedia Program to DALC Members acquired by Transmedia pursuant to the Asset Purchase Agreement, notwithstanding that any such DALC Member may also be listed on any computer disc delivered pursuant to Section 6.3 hereof.

         6.2 Non-Exclusivity. It is expressly understood and agreed that Signature shall not have the exclusive right to market the DALC Program, the Transmedia Program or any other dining program through the use of any DALC Sponsors or other marketing partners other than the Exclusive DALC Sponsor Relationships, and Transmedia and its Affiliates may, at any time, market and promote the DALC Program, the Transmedia Program or other dining program through such other DALC Sponsors and such other marketing partners. The parties agree to use their commercially reasonable efforts to coordinate their respective marketing activities vis a vis such prospective DALC Sponsors or marketing partners.

         6.3 Membership Files and Data. Prior to or simultaneous with the execution and delivery of this Agreement, Signature shall deliver to Transmedia (in addition to those DALC Members acquired by Transmedia pursuant to the terms of the Asset Purchase Agreement) a computer disc containing a complete and accurate list of all current DALC Members who were acquired pursuant to the Excluded Contracts (as defined in the Asset Purchase Agreement) and all other data ("Data") related to such DALC Members as of the date hereof which is reasonably required by Transmedia in order for it to fulfill its obligations hereunder.

         6.4 Negotiation of DALC Sponsor Contracts. During the term of this Agreement, Signature shall advise Transmedia of each significant meeting (as reasonably determined by Signature in good faith) whether in person, by telephone or video conference, it schedules with a DALC Sponsor and each other current or future marketing partner of Signature at which an existing or proposed arrangement (pertaining to the DALC Program) with Signature is to be discussed or negotiated, and shall invite at least one representative of Transmedia to attend such meeting and participate therein at Transmedia's expense. In addition, Signature shall afford Transmedia the right to review, on a timely basis, all significant correspondence relating to such arrangements, and to review all new contracts into which Signature may enter with DALC Sponsors or other marketing partners prior to their execution and to review and, to the extent provided herein, approve all marketing and promotional materials proposed for use pursuant thereto. Transmedia shall grant or withhold its approval of such materials within ten business days following receipt of the same and shall not unreasonably withhold its approval.


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                                   ARTICLE VII

                               ECONOMIC COVENANTS

         7.1      Economic Covenants.

         (a) The parties recognize that each operates businesses other than the DALC Program. In recognition of the fact that each party will be harmed by the other party entering into uneconomic transactions so as to advance the interests of such other businesses, the parties agree that compliance with the economic covenants set forth in Annex B hereto (as the same may be adjusted from time to time by the Services Committee in accordance with the terms hereof, the "Economic Covenants") is essential. Signature covenants and agrees with Transmedia that it, its Affiliates, and their respective employees, representatives and agents, will comply with the Economic Covenants set forth in
Section I of Annex B. Transmedia covenants and agrees with Signature that it, its Affiliates and their respective employees, representatives and agents, will comply with the Economic Covenants set forth in Section II of Annex B.

         (b) Notwithstanding the provisions of paragraph (a) of this Section 7.1, either party hereto may enter into a transaction which would result in an event of non-compliance with respect to an Economic Covenant applicable to it if
(i) prior to entering into such transaction, the party obtains the written consent of the other party hereto or (ii) the party tenders payment to the other party of a Make-Whole Amount. For purposes of this Section 7.1, the "Make-Whole Amount" shall mean: (x) the actual amount of the expenditure pursuant to the proposed transaction, less (y) the amount of the expenditure if the applicable Economic Covenant had been complied with; it being understood and agreed that no payment shall be due or made by either party hereunder if the amount set forth in clause (y) exceeds the amount set forth in clause (x). Subject to the foregoing proviso, any event of non-compliance with the Economic Covenants as to which the affected party has not consented shall give rise to an obligation by the other party to tender payment of the Make-Whole Amount. The remedies provided by this Section 7.1 shall be the sole and exclusive remedies of the parties with respect to liabilities incurred in connection with any event of non-compliance with the Economic Covenants as to which the affected party has not consented, and the parties each hereby waive any and all rights that might otherwise be available at law or in equity with respect thereto.


                                  ARTICLE VIII

                       MARKETING FEES PAYABLE TO SIGNATURE

         In consideration of the marketing services to be provided by Signature hereunder, Transmedia shall pay to Signature the following amounts:

         8.1 Fee Sharing. Signature shall receive sixty-seven percent (67%) (i) of all Membership Fee Income collected (during the five-year period commencing on the date hereof) from persons who

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are DALC Members on the date hereof, and (ii) of all Membership Fee Income collected from persons (during the five-year period following their initially becoming DALC Members) who become DALC Members after the date hereof as a result of Signature's marketing and promotional efforts hereunder; provided, however, that Signature shall not be entitled to any percentage of Membership Fee Income received after the end of the Profit Sharing Period. Transmedia shall pay and deliver to Signature the portion of Membership Fee Income to which it is entitled, together with a calculation in appropriate detail of the Membership Fee Income received from new and existing DALC Members, within forty-five (45) days following the end of each calendar quarter. Subject to the previous sentence, if Signature shall collect Membership Fee Income from any DALC Member in accordance with the terms of this Agreement, it shall remit the full amount thereof to Transmedia within forty-five (45) days following the end of each calendar quarter.

         8.2      Profit-Based Payments.

         (a) Signature shall receive during the twelve and one-half year period commencing on the date hereof, unless this Agreement is earlier terminated in accordance with Section 11.2, in which event during the period ending on such termination date (the "Profit Sharing Period"), a quarterly marketing fee equal to forty percent (40%) of all Profits derived from persons who are (as of the date hereof) or, as a direct result of Signature's performance of marketing and promotional services hereunder with respect to the DALC Program, become (after the date hereof) DALC Members. Transmedia shall pay and deliver to Signature the portion of the Profits to which it is entitled, together with a calculation thereof in appropriate detail, within forty-five (45) days following the end of the first three fiscal quarters of each fiscal year of Transmedia and within sixty (60) days following the end of each fiscal year of Transmedia, subject to appropriate fiscal year-end adjustments.

         (b) If Transmedia generates Operating Losses, the same shall be taken into account in calculating Profits, but Signature shall not otherwise be required to contribute to the funding thereof.


                                   ARTICLE IX

                      GRANT OF ADDITIONAL MARKETING RIGHTS

         9.1 Transmedia Program Memberships. Signature shall be entitled to purchase from Transmedia such number of memberships in the Transmedia Program as Transmedia and Signature shall agree. Such memberships, unless Transmedia and Signature otherwise agree (i) may be resold by Signature for cash or other consideration acceptable to Transmedia only in connection with the marketing and promotional services Signature provides to Transmedia and its Affiliates with respect to the Transmedia Program, (ii) shall entitle the holders thereof to discounts and other benefits generally available to other members of the Transmedia Program, and (iii) shall be renewable upon terms generally applicable to members of the Transmedia Program having similar memberships.


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         9.2 No Rights to Members or Membership Data. Nothing in this Article IX shall grant or convey or be deemed to grant or convey to Signature any rights whatsoever to Transmedia Members or any rights whatsoever to the membership lists or files pertaining to Transmedia Members; it being expressly understood and agreed that all such rights are and shall at all times remain the sole and exclusive property of Transmedia.


                                    ARTICLE X

                OWNERSHIP, CONFIDENTIALITY AND PUBLIC INFORMATION

         10.1 Ownership. Transmedia is the sole and exclusive owner of the DALC Intellectual Property and the Transmedia Intellectual Property and shall own any and all rights in intellectual property developed by Signature or Transmedia for use in the DALC Program, the Transmedia Program or any other programs offering discount dining during the term of this Agreement, including but not limited to all copyright rights and other intellectual property rights in any and all brochures, advertising, promotional and marketing materials (including, without limitation, videos, scripts, recordings, etc.) that are developed by Signature in the fulfillment of its responsibilities hereunder. All materials and works created or produced by Signature in the fulfillment of its responsibilities hereunder falling within 17 U.S.C. ss.101 shall be deemed works made for hire and will rest in and will be the property of Transmedia. To the extent that any works or materials created or produced by Signature in fulfillment of its responsibilities hereunder do not fall within 17 U.S.C. ss.101, Signature hereby assigns to Transmedia all right, title and interest now existing or that may in the future exist in, and to any intellectual property rights, including any trademarks, copyrights, patents and inventions, any trade secrets in any and all works or materials created or produced by Signature for Transmedia and in and to any and all other works or materials created or produced in the course of preparing such works or materials for Transmedia. Except as set forth in the penultimate sentence to this paragraph, to the extent such rights are held by third parties, Signature shall obtain all assignments, consents and agreements necessary to convey to Transmedia all right, title and interest in and to any and all such intellectual property. Signature shall furnish to Transmedia copies of such assignments, consents and agreements. The foregoing intellectual property rights include, but are not limited to (x) all rights to register, or to renew any registration(s) or letter(s) patent for, such intellectual property rights and (y) all causes of action related to such intellectual property rights, including the right to sue for past damages. Notwithstanding the foregoing, Transmedia acknowledges that Signature's existing agreements with the persons set forth in Schedule II hereto do not contain the assignment provision required herein, and agrees that, as such, these agreements do not contravene Signature's obligations under this Section. Signature will not attempt to register any works or materials created or produced by Signature pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent and Trademark Office, or in any foreign counterparts of those U.S. offices. Nothing herein shall be interpreted or construed to grant to Signature or any other party any rights, license or interest in the DALC Intellectual Property or the Transmedia Intellectual Property, except as expressly provided in this Agreement and the License Agreement.


                             (Page 100 of 252 Pages)

         10.2 Ownership Exclusions. Notwithstanding Section 10.1 above, Signature owns and shall own all intellectual property included in the Excluded Assets (as defined in the Asset Purchase Agreement) (i.e., the intellectual property rights in any and all brochures, advertising, promotional and marketing materials (including, without limitation, videos, scripts, recordings, etc.) that were, are or are in the future developed exclusively for and used exclusively in the marketing of the dining program presently conducted by Signature Japan Co., Ltd. (f/k/a CardPlus Japan Co., Ltd.)), and nothing herein shall be interpreted or construed to grant to Transmedia any rights, license or interest therein.

         10.3 Confidentiality.

         (a) Signature and its Affiliates agree to treat as confidential and not to disclose to any person (other than to Signature employees who have a need to know the same for purposes of Signature's performing its obligations hereunder) or use the same for its own benefit or for any purpose other than performing its obligations hereunder all confidential or proprietary information, data, plans, strategies, projections, budgets, reports, research, financial information, files, reports, agreements and other materials and information it receives, obtains or learns about Transmedia and its Affiliates, the DALC Program, the Transmedia Program or any other program, service or product Transmedia and/or Signature develops in connection with this Agreement. Signature shall notify those of its employees who perform services for Transmedia and its Affiliates of this covenant and shall secure their agreement to abide by its terms.

         (b) Transmedia and its Affiliates agree, during the term of this Agreement (and, with respect to any DALC Sponsor contract existing on the date hereof or entered into in accordance with the terms hereof, during the period Signature is required to treat information as confidential pursuant thereto), to treat as confidential and not to disclose to any person (other than to Transmedia employees who have a need to know the same for purposes of Transmedia's performing its obligations hereunder) or use the same for its own benefit or for any purpose other than performing its obligations hereunder all confidential or proprietary information it receives, obtains or learns about Signature and its Affiliates, including information relating to the DALC Sponsors and the DALC Members generated thereby. Transmedia shall notify those of its employees who perform services under this Agreement of this covenant and shall secure their agreement to abide by its terms.

         (c) Notwithstanding the foregoing, neither party shall be obligated with respect to confidential or proprietary information that it can document:

                           (i) is or has become readily publicly available through no fault of its own or that of its employees or agents; or

                           (ii) is received from a third party lawfully in possession of such information and lawfully empowered to freely disclose such information to it; or


                             (Page 101 of 252 Pages)

                           (iii) was lawfully in its possession, without restriction, after the date hereof.

         10.4 Covenant Not to Compete. During the two (2) year period following the date of this Agreement, for any reason, Signature shall not, nor shall it permit any of its Affiliates, directly or indirectly, anywhere in the world other than Japan, Hong Kong (including Hong Kong Island, Kowloon and the New Territories), Macau, Australia, Singapore, South Korea, Taiwan, Malaysia, Philippines, New Zealand, Thailand, Vietnam, Indonesia, Guam, Saipan, and The People's Republic of China to (x) engage in, or invest in, the Business (as defined in the Asset Purchase Agreement) in direct or indirect competition with Transmedia and its Affiliates, or (y) offer, market or promote any program or other arrangement which directly competes with the DALC Program, the Transmedia Program or any other substantially similar discount dining program marketed or promoted by Transmedia during the term hereof; it being understood that nothing herein shall limit any dining transaction or dining program membership fees being charged to any credit card program maintained or serviced by General Electric Corporation and its affiliates; provided, however, that nothing contained herein shall prohibit Signature from performing its obligations hereunder or under the License Agreements, from owning the Closing Date Shares, the Option and, upon exercise thereof, the Option Shares (each, as defined in the Asset Purchase Agreement) pursuant to the terms of the Asset Purchase Agreement, owning securities in Signature Japan Co., Ltd. (f/k/a CardPlus Japan Co., Ltd.) or from owning solely as an investment, securities of any person which are traded on any national securities exchange, the Nasdaq National Market or on Nasdaq Stock Market Inc, if Signature does not, directly or indirectly, own more than 20% of any securities of such person; and provided, further, that Signature shall not be bound by this Section 10.4 from and after the date, if ever, on which a petition against Transmedia is filed under Chapter VII of the United States Bankruptcy Code (whether such filing is voluntary or involuntary) and such petition is not dismissed or stayed within 60 days or Transmedia materially ceases to engage in the DALC Program, causing a termination hereunder pursuant to Section 11.2 hereof.

         10.5 Public Announcements. Each party agrees that prior to releasing any media or press announcement with respect to this Agreement or the functions to be performed hereunder, it shall submit the text thereto to the other party for review and approval (which approval shall not be unreasonably withheld).


                                   ARTICLE XI

                              TERM AND TERMINATION

         11.1 Term. This Agreement shall be effective as of the date first above written and shall, unless sooner terminated or extended in accordance with the two succeeding sentences, be in full force and effect through December 31, 2011 (the "Stated Termination Date"). Any party not desiring to extend the term of this Agreement for an additional two-year period (a "Renewal Term") shall notify the other eighteen months prior to the Stated Termination Date. Thereafter, this


                             (Page 102 of 252 Pages)

Agreement shall be subject to further renewals of a two (2) year duration each unless one party notifies the other of its intention not to renew at least three
(3) months prior to the end of a Renewal Term.

         11.2 Early Termination by Either Party. This Agreement may be terminated by either party prior to the expiration of the term set forth in
Section 11.1 upon written notice to the other party in accordance with Section
14.8 hereof in the event of a material breach by the other party of its covenants and obligations hereunder that is continuing and is not effectively cured within sixty (60) days (or, in the case of the event described in clause
(d) below, within thirty (30) days) after notice thereof from the other party. For purposes of the foregoing, the following events shall be deemed a "material breach":

         (a) the failure by the other party to pay any Make-Whole Amount when due;

         (b) a material breach by the other party of the covenants set forth in
Section 10.3 hereof;

         (c) a material breach by Signature of the covenant set forth in
Section 10.4 hereof;

         (d) a material breach by the other party of its obligations under the License Agreement;

         (e) a petition is filed against the other party under Chapter VII of the United States Bankruptcy Code (whether such filing is voluntary or involuntary) and such petition is not dismissed or stayed within the period described above;

         (f) Transmedia materially ceases to operate the DALC Program or otherwise materially abandons its duties hereunder;

         (g) Signature materially ceases to market the DALC Program or otherwise materially abandons its duties hereunder;

         (h) a material breach by Transmedia of Section 6.1 hereof; or

         (i) a material breach by Transmedia of its obligations to pay Signature as set forth in Section 8.1 or 8.2 hereof (except to the extent such amounts are the subject of a dispute hereunder or subject to set off by Purchaser in accordance with Section 7.6 of the Asset Purchase Agreement).


                                   ARTICLE XII

                              EFFECT OF TERMINATION

         12.1 Run-off. Upon (x) notification by a party of its intention not to renew this Agreement under Section 11.1 or (y) termination of this Agreement in accordance with Section 11.2, the

                             (Page 103 of 252 Pages)
marketing arrangement set out in this Agreement shall enter "Run-Off." Run-Off means that (i) Transmedia shall continue to service active DALC Members existing on the date of notification or termination, as the case may be, until their membership is canceled by the DALC Member or by the DALC Sponsor which generated the DALC Member (but not by either party hereto), and (ii) Signature may continue to acquire DALC Members through the term of the Exclusive DALC Sponsor Relationships in effect as of the date of notification or termination, as the case may be (but may not enter into new contracts). Notwithstanding the foregoing, the parties understand and agree that the economic relationship between the parties hereunder (including under Article VIII hereof) shall terminate upon the termination or expiration of this Agreement in accordance with Article XI hereof.

         12.2 Confidential Information. Upon conclusion of the Run-Off period set forth in Section 12.1, Signature shall immediately return to Transmedia any and all confidential or proprietary information and data it shall have received or developed in connection with this Agreement or the functions to be performed by it hereunder and Transmedia shall immediately return to Signature any and all confidential or proprietary information it shall have received in connection with this Agreement.

         12.3 Accrued Obligations. Subject to the provisions of Section 12.1, termination of this Agreement shall not relieve the parties hereto of any liability which accrued hereunder prior to the effective date of such termination nor prejudice either party's right to obtain performance of any obligation provided for in this Agreement which expressly survives termination or expiration.

         12.4 Return of Materials. Upon conclusion of the Run-Off period set forth in Section 12.1, Signature shall, at Transmedia's election, either destroy or return to Transmedia all promotional materials relating to the DALC Program or the Transmedia Program then in Signature's possession, except to the extent that a DALC Sponsor has proprietary rights in such materials.

         12.5 Remedies. The fact that either party exercises any right of termination it may have under this Agreement shall not prevent such party from seeking any other remedy it may be entitled to in law or equity, except as otherwise specifically provided in this Agreement; nor shall any provision under this Agreement which provides a remedy to a party for the other party's non-performance be deemed to be an exclusive remedy, except as otherwise specifically provided in this Agreement. Prior to seeking relief through the courts, the parties must attempt to resolve any dispute through the mechanism set forth in Section 14.4 hereof.

         12.6 Survival. The provisions of Article X, this Article XII and
Article XIII, as well as those rights and obligations which by their intent or meaning have validity beyond termination of expiration of this Agreement, shall survive the termination or expiration of this Agreement.


                             (Page 104 of 252 Pages)

                                  ARTICLE XIII

                                 INDEMNIFICATION

         13.1 Indemnification by Signature. Signature shall indemnify, defend and hold harmless Transmedia and its Affiliates, and its and their respective employees, officers, directors and agents, and each of their respective successors and assigns (each, a "Transmedia Indemnified Party"), from and against any and all liability, loss, damage, cost, tax, penalty, fine and expense (including, without limitation, reasonable attorneys' fees) (collectively, a "Liability"), which a Transmedia Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Signature of any covenant, representation or warranty contained in this Agreement, or (ii) any negligent or wrongful act or omission of Signature or its Affiliates (including, without limitation, fraud) in the performance of its obligations hereunder.

         13.2 Indemnification by Transmedia. Transmedia shall indemnify, defend and hold harmless Signature and its Affiliates and its and their respective employees, officers, directors and agents, and each of their respective successors and assigns (each, a "Signature Indemnified Party") from and against any and all Liabilities, which a Signature Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Transmedia of any covenant, representation or warranty contained in this Agreement, or (ii) any negligent or wrongful act or omission of Transmedia or its Affiliates (including, without limitation, fraud) in the performance of its obligations hereunder.

         13.3 Indemnification Procedure. Any person seeking indemnification hereunder shall give written notice to the indemnifying party of the claim for indemnification promptly after the party claiming indemnification becomes aware of the Liability for which indemnification or the basis therefor; provided, however, that the failure to give such notice shall not constitute a waiver of the right to indemnification hereunder unless the indemnifying party is actually prejudiced in a material respect thereby. The indemnifying party agrees to assume the defense of any suit or claim related to the Liability at the indemnifying party's own cost and expense with counsel of its own choice, who shall be, however, reasonably acceptable to the indemnified party (such acceptance not to be unreasonably withheld), and such assumption shall conclusively establish that the indemnifying party is responsible for the subject matter of such suit or claim within the scope of this Article XIII. No Liability shall be compromised or settled without the prior written consent of the party seeking indemnification therefor (unless the sole relief provided is monetary damages that are paid in full by the indemnifying party), which consent shall not be unreasonably withheld or delayed, and the indemnified party will have no liability or obligation with respect to any compromise or settlement of such claims without its prior written consent. The indemnified party shall have the right but not the obligation to participate at its own expense in the defense thereof by counsel of its own choice. If requested by the indemnifying party, the indemnified party shall (at the indemnifying party's expense) (i) cooperate with the indemnifying party and its counsel in contesting any claim or demand which the indemnifying party defends, (ii) provide the indemnifying party with reasonable access during normal business hours to its books and records to the extent they relate to the condition or


                             (Page 105 of 252 Pages)
operation of the DALC Program and are requested by the indemnifying party to perform its indemnification obligations hereunder, and to make copies of such books and records, and (iii) make personnel available to assist in locating any books and records relating to the DALC Program or whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution and defense of, any claim subject to this
Article XIII. In the event that the indemnifying party fails timely to defend, contest or otherwise protect the indemnified party against any such suit, action, investigation, claim or proceeding, the indemnified party shall have the right to defend, contest or otherwise protect itself against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the indemnifying party, including without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

         13.4 Consequential Damages. An indemnifying party shall have no obligation to indemnify an indemnified party for any Liabilities arising out of any interruption of business, loss of profits, loss of use of facilities, loss of customers, loss of goodwill or other indirect or consequential damages (a) to the extent, if any, such Liabilities are caused or contributed to by the actions of the indemnified party or (b) that are recoverable (and actually recovered) by the indemnified party from any third party (including insurers). If the amount of any Liabilities at any time subsequent to payment thereof by the indemnifying party to the indemnified party pursuant to this Article XIII is reduced by any recovery, settlement or otherwise or under or pursuant to any insurance coverage or pursuant to any claim, recovery settlement against or with any third party (including any insurer), the amount of such reduction (net of out-of-pocket expenses incurred in obtaining such reduction) shall promptly be repaid by the indemnified party to the indemnifying party. To the extent that an indemnifying party discharges any claim for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of any and all claims the indemnified party has against third parties (including insurers) and the indemnifying party shall be subrogated (and the indemnified party shall take all reasonable steps to effect such subrogation) to all related rights of the indemnified party against third parties (including any insurers).

         13.5 Subrogation. To the extent that a claim for indemnification is discharged hereunder, any rights against third parties the indemnifying party may have with respect to the subject matter of such claim shall be subrogated to those of the indemnified party.

         13.6 Mitigation. An indemnified party shall take all reasonable steps to mitigate all indemnifiable Liabilities upon and after becoming aware of any event which is reasonably likely to give rise to such Liabilities.


                             (Page 106 of 252 Pages)

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 Governing Law. This Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         14.2 Injunctive Relief. The parties acknowledge that damages at law may be an inadequate remedy for the breach of any of the covenants and obligations of the parties contained in this Agreement; accordingly, to the extent permitted under, and in accordance with, Section 14.4(b) and the other provisions of this Agreement, each party shall be entitled, without the need of establishing actual damages, to such injunctive relief as may be necessary to prevent, or to enjoin the continuation of, any such breach.

         14.3 Tax Characterization. The parties hereby agree to, and cause their respective affiliates to, treat the services arrangements that are the subject of this Agreement in the following manner for all federal, state and local tax purposes:

                           (i) this Agreement and the services arrangements set out herein shall be treated as a contractual relationship between independent contractors, and not as a partnership or other separate entity;

                           (ii) the sharing of Membership Fee Income pursuant to Section 8.1 shall be treated as a non-partnership revenue sharing arrangement (with the consequence that each of Transmedia and Signature shall include in gross income directly its share of the Membership Fee Income); and

                           (iii) the profit-based marketing fees payable to Signature pursuant to Section 8.2 shall be treated as fees paid by Transmedia to Signature for the marketing services provided by Signature hereunder.

         14.4 Access; Dispute Resolution.

         (a) Access. Transmedia and Signature shall provide each other's authorized employees, auditors and attorneys with access, once a calendar quarter, at reasonable times during regular business hours and upon reasonable prior notice, and subject to the confidentiality undertakings contained in this Agreement, to such party's books and records relating to Profits, Operating Losses and Membership Fee Income for purposes of reviewing the calculations thereof; provided, however, any audits performed hereunder will be at the expense of the party requesting the audit.

                             (Page 107 of 252 Pages)

         (b) Dispute Resolution (Mediation). Signature and Transmedia will endeavor in good faith to promptly, reasonably and equitably settle disputes arising out of or relating to this Agreement or the breach hereof (including claims with respect to a party's performance, failure to perform or adequacy of performance hereunder). All disputes which the parties cannot settle in the normal course of business or with the assistance of the Services Committee shall be mediated in accordance with the provisions of this Section 14.4(b). The party asserting the claim shall give a written statement to the other party describing the nature and substance of the dispute, a brief summary of its position with respect thereto and its justifications therefor, and its proposal for resolution. The other party shall provide a written response thereto within ten business days of its receipt. The position papers shall be forwarded to Mr. Philip Handy of Transmedia (or, in the event of Mr. Handy's unavailability, the Chairman of the Board of Transmedia) and to Mr. Spencer Heine of Montgomery Ward & Co. Incorporated (or, in the event of Mr. Heine's unavailability, a designee of Montgomery Ward & Co. Incorporated or its successor) (together, the "Senior Executives"). The Senior Executives shall, within ten business days of receiving position papers, meet to attempt to resolve the dispute. Any such mediation shall be concluded within 30 days of its commencement.

         (c) Dispute Resolution (Arbitration). If the mediation provided by
Section 14.4(b) of this Agreement is unsuccessful, it is agreed that any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be presented for arbitration within 60 days of the conclusion of such mediation. Such arbitration shall be administered by the American Arbitration Association in Chicago, Illinois under its Commercial Arbitration Rules, before a panel of three (3) arbitrators, one of whom shall be selected by Transmedia, one of whom shall be selected by Signature, and one of whom shall be selected jointly by Transmedia and Signature (or, in the event that Transmedia and Signature cannot agree, by the first two arbitrators). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the parties. The costs of such arbitration, including, without limitation, reasonable attorneys' fees, shall be borne by the nonprevailing party. Any such arbitration shall be concluded within ninety (90) days of its commencement.

         14.5 Severability.

         (a) If any provision of this Agreement is held to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon thirty (30) days' prior written notice to the other party.

         (b) If any of the terms or provisions of this Agreement is in conflict with any applicable statute or rule of law in any jurisdiction, then such term or provision shall be deemed inoperative in such jurisdiction to the extent of such conflict and the parties will renegotiate the affected terms and conditions of this Agreement to resolve any inequities.


                             (Page 108 of 252 Pages)

         14.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings, whether oral or written.

         14.7 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.

         14.8 Notices. Any notice required or permitted under this Agreement to be sent shall be sent by certified mail or courier service, charges pre-paid, or by facsimile transmission, to the address or facsimile number specified below:

         If to Signature:           SignatureCard, Inc.
                                    200 North Martingale Road
                                    Schaumburg, Illinois 60173-2096
                                    Attn.: General Counsel

                                    Telephone: (847) 605-7390
                                    Fax: (847) 605-3044

         With a copy to:            Montgomery Ward & Co., Incorporated
                                    535 West Chicago Avenue
                                    Suite 26-S
                                    Chicago, Illinois 60671
                                    Attn.: Mr. Spencer Heine, Esq.

                                    Telephone: (312) 467-2220
                                    Fax: (312) 467-3064

         With a copy to:            Jones, Day, Reavis & Pogue
                                    77 West Wacker Drive
                                    Chicago, Illinois 60601-1692
                                    Attn.: Robert Dean Avery, Esq.

                                    Telephone: (312)782-3939
                                    Fax: (312) 782-8585


                             (Page 109 of 252 Pages)

         If to the Company:         Transmedia Network Inc.
                                    11900 Biscayne Boulevard
                                    Suite 460
                                    North Miami, Florida 33181
                                    Attn.: Gene Henderson

                                    Telephone: (305) 892-3321
                                    Fax: (305) 892-3342

         With a copy to:            Equity Group Investments
                                    Two North Riverside Plaza, Suite 600
                                    Chicago, Illinois 60606
                                    Attn.: F. Philip Handy

                                    Telephone: (312) 466-3799
                                    Fax: (312) 454-1671

         With a copy to:            Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York 10178
                                    Attn.: Stephen P. Farrell, Esq.

                                    Telephone: (212) 309-6000
                                    Fax: (212) 309-6273

or to such other address or facsimile number as the person may specify in a notice duly given to the sender as provided herein. A notice will be deemed to have been given when received, if delivered personally, sent by telecopy or overnight courier (and confirmed in writing within three (3) business days thereafter), or five calendar days after the same is sent by registered or certified mail, return receipt requested, postage prepaid.

         14.9 Assignment. Except as provided in the following sentence, this Agreement and the rights and obligations of the parties hereto and their respective interests hereunder shall not be assignable or delegable (other than by operation of law). Either party may assign any or all of its rights and interests and delegate any or all of its obligations under this Agreement to any one or more of its Affiliates without the prior written consent of the other party, in which event the relevant rights and obligations of the assignor and remedies available to it hereunder shall extend to and be enforceable by such Affiliate; provided, however, that the assignor shall remain, and the assignee shall be, fully liable for the performance of all such obligations in the manner prescribed in this Agreement. In the event of any such assignment and delegation, any reference to the assignor by name or as a "party" in this Agreement shall be deemed to refer to such assignee and shall be deemed to include both the assignor and such assignee where appropriate. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the

                             (Page 110 of 252 Pages)
parties hereto and their respective successors (including by merger, sale or otherwise) and assigns. Any assignment in contravention of the provisions of this Section 14.9 shall be void.

         14.10 Standstill. Signature agrees with Transmedia that for a period of five (5) years following the date of this Agreement, it will not, and it will ensure that its Affiliates and any person acting on behalf of or in concert with it or any of its Affiliates shall not, without the prior written consent of
Transmedia:

                           (i) acquire, offer to acquire or agree to acquire,
directly or indirectly (in addition to the Closing Date Shares, the Option and, upon exercise thereof, the Option Shares (each, as defined in the Asset Purchase Agreement)), by purchase or otherwise, more than 3% of the voting securities or (direct or indirect rights to acquire more than 3% of the voting securities of Transmedia), on a fully diluted basis, or any assets of Transmedia or any subsidiary or division thereof or of any such successor controlling person;

                           (ii)  make, or in any way participate, directly or
indirectly, in, any "solicitation" for "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Transmedia;

                           (iii) submit a proposal for, or offer (with or
without conditions) of any extraordinary transaction involving Transmedia or its securities or assets; or

                           (iv)  form, join or in any way participate in a
"group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.

Signature shall promptly advise Transmedia of any inquiry or proposal made to it with respect to any of the foregoing.

         14.11 Headings and References. All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless the context requires otherwise, all references in this Agreement to any article or section shall be deemed and construed as references to an article or section of this Agreement.

         14.12 No Agency; No Partnership. It is understood and agreed that each party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other. The relationship between the parties as set forth herein shall not be construed as a partnership and neither party shall have any fiduciary duties to the other.

         14.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. A facsimile transmission of the signed Agreement shall be legal and binding on all parties.


                            [Signature Page Follows]

                             (Page 111 of 252 Pages)

         IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this Agreement intending it to be effective and binding as of the date first written above.

                                TRANSMEDIA NETWORK INC.


                                By:   /s/ Gene M. Henderson
                                      -----------------------------------------
                                Name:  Gene M. Henderson
                                Title: President and Chief Executive Officer


                                SIGNATURECARD, INC.


                                By:   /s/ Rodney E. Starmer
                                      -----------------------------------------
                                Name:  Rodney E. Starmer
                                Title: Senior Vice President


              [Signature Page to Services Collaboration Agreement]


                             (Page 112 of 252 Pages)

                                   SCHEDULE I

                                   DEFINITIONS


"Active DALC Member" means a DALC Member who has paid the annual fee, if applicable, and has used the DALC Program at least once within the previous three months.

"Affiliate" means, with respect to a specified corporation or other organization, a corporation or organization that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the corporation or other organization specified. For purposes of this definition, the term "control" means (a) the power, direct or indirect, to vote more than 50% of the securities having ordinary voting power for the election or directors (or others performing similar functions) of such corporation or organization or (b) being a general partner of such organization. Notwithstanding the foregoing, for purposes of Sections 10.4, 14.9 and 14.10, no corporation or other organization (including, without limitation, General Electric Capital Corporation) that would be deemed an Affiliate of Signature solely by virtue of its control of Montgomery Ward Holding Corp. or any material stockholder of Montgomery Ward Holding Corp. shall be deemed an Affiliate of Signature unless and until it purchases substantially all of the assets or the stock of Signature/Financial Marketing, Inc., and thereafter the term "affiliate" shall include General Electric Capital Services, Inc. and its subsidiaries but shall not include the General Electric Company and its other subsidiaries.

"Airline Frequent Flyer Member Files" means the lists, files, records, information and data relating to members of frequent flyer and similar programs of the Exclusive DALC Sponsor Relationships.

"approval" means the process by which a party's authorization(s) for specified actions and materials are requested and obtained through submitting such actions or materials to the approving party. Unless otherwise indicated herein, all disapprovals must be in writing, and all actions or materials as to which approval or disapproval is not communicated within five (5) business days following submission of the action or material to the party from whom approval is being sought shall be deemed to have been approved by such party. No approvals shall be unreasonably withheld.

"Asset Purchase Agreement" means the Asset Purchase Agreement dated as of March 17, 1999 between Signature and Transmedia, as the same may be amended from time to time.

"DALC Intellectual Property" means all fictional business names, trade names, d/b/a names, logos, Internet domain names (including www.dalccom, www.dining-a-la-card.com and www.diningalacard.com), trademarks, service marks (including but not limited to DINING A LA CARD(Registered), trade dress and any and all federal, state, local and foreign applications, registrations and renewals therefor, and all the goodwill associated therewith (collectively, "DALC Marks"); all patents (including but not limited to all continuations, extensions, and reissues), patent applications, and inventions and discoveries that may be patentable (collectively, "DALC Patents"); all copyrights

                            (Page 113 of 252 Pages)
in both published works and unpublished works (including but not limited to the copyright subsisting in any marketing materials, membership data, and merchant data, and in online works such as Internet web sites, excluding any proprietary software underlying such web sites), and any federal or foreign applications, registrations and renewals therefor (collectively, "DALC Copyrights"); all rights in any and all licensed or proprietary computer software, firmware, middleware, programs, applications, databases, and files (in whatever form or medium) including all material documentation, relating thereto, and all source and object codes relating thereto (collectively, "DALC Computer Software and Files"); all know-how, trade secrets, confidential information, competitively sensitive and proprietary information (including but not limited to pricing information, supplier information, telephone and telefax numbers, and e-mail addresses), technical information, data, process technology, business plans, drawings, and blue prints (collectively, "DALC Trade Secrets"); and the right to sue for past infringement, if any, in connection with any of the foregoing; in each case to the extent used or held for use in the DALC Program; provided, however, that the DALC Intellectual Property shall not be deemed to include any intellectual property included among the Excluded Assets (as defined in the Asset Purchase Agreement).

"DALC Members" means the members, from time to time, of the DALC Program.

"DALC Program" means the registered card, discount dining club membership program operated under the Dining a la Card(R) trade name and service mark.

"DALC Sponsors" means the marketing partners with which Signature, from time to time, contracts in relation to the DALC Program.

"Data" has the meaning specified on Section 6.3.

"Economic Covenants" has the meaning specified in Section 7.1(a).

"Exclusive DALC Sponsor Relationships" means any and all marketing partner arrangements with all airlines worldwide to which Signature is or may, during the term of this Agreement, be a party.

"GAAP" means generally accepted accounting principles in the United States, consistently applied.

"Initial Fee Income" means the income from initial membership fees paid by persons upon becoming DALC Members, net of cancellations, charge backs and other similar credits.

"Liability" has the meaning specified in Section 13.1.

"License Agreements" have the meaning specified in Section 4.6.

"Make-Whole Amount" has the meaning specified in Section 7.1(b).

"Market Launch Date" has the meaning specified in Section 5.2.

                             (Page 114 of 252 Pages)

"Member-Merchant Ratio" means the applicable number of total DALC Members to Merchants within a Territory.

"Membership Fee Income" means Initial Fee Income plus Renewal Fee Income.

"Merchants" means the restaurants and other establishments, from time to time, that participate in the DALC Program.

"Operating Guidelines" has the meaning specified in Section 5.1.

"Operating Losses" means the excess of (i) the sum of all direct costs, including, but not limited to, cost of sales, rebate, loss reserves, third party processing, health insurance premium increases directly attributable solely to the addition or termination of the Transferred Employees (as defined in the Asset Purchase Agreement) by Purchaser during the term of the Transition Services Agreement dated as of the date hereof between the parties and payable by Transmedia, sales commissions, residual sales commissions payable in respect of existing Rights-to-Receive generated by the following active independent sales contractors listed on Schedule 1.2(i) to the Asset Purchase Agreement: (i) Riverside Marketing, (ii) Universal Biotics Corp., (iii) Card Service International, Inc. and (iv) Bancard Systems, Inc., customer service (including directory, fulfillment, enrollment processing call center maintenance costs associated with both active and inactive members) and cost of inventory (e.g., capital cost) (but not including fixed overhead) over (ii) dining revenue from restaurant spending by DALC Members (net of tax and tip, to the extent reimbursed to Merchants), all as determined in accordance with GAAP.

"Profits" means the excess of dining revenue from restaurant spending by DALC Members (net of tax and tip, to the extent reimbursed to Merchants) over all direct costs, including, but not limited to, cost of sales, rebate, loss reserves, third-party processing, health insurance premium increases directly attributable solely to the addition or termination of the Transferred Employees (as defined in the Asset Purchase Agreement) by Purchaser during the term of the Transition Services Agreement dated as of the date hereof between the parties and payable by Transmedia, sales commissions, residual sales commissions payable in respect of existing Rights-to-Receive generated by the following active independent sales contractors listed on Schedule 1.2(i) to the Asset Purchase
Agreement: (i) Riverside Marketing, (ii) Universal Biotics Corp., (iii) Card Service International, Inc. and (iv) Bancard Systems, Inc., customer service (including directory, fulfillment, enrollment processing, call center maintenance costs associated with both active and inactive members) and cost of inventory (e.g., capital cost) but before fixed overhead, as determined in accordance with GAAP. Profits during any period shall be reduced by any Operating Losses accumulated from any prior period, to the extent not applied to the reduction of Profits in any prior period.

"Profit Sharing Period" has the meaning specified in Section 8.2(a).

"Qualified Territory" means a Territory in which at least 15,000 DALC Members reside within its boundaries.

                             (Page 115 of 252 Pages)

"Renewal Fee Income" means the income from annual membership fees paid by DALC Members, net of cancellations, chargebacks and other similar credits.

"Renewal Term" has the meaning specified in Section 11.1.

"Rights-to-Receive" means all rights-to-receive and other credits consisting of food, beverage, tax and tip credits at all Merchants wherever located in the United States of America and all agreements, contracts, guarantees, instruments, security agreements and other documents evidencing or securing, and any and all collateral and security interests securing, such rights-to-receive and credits and any and all claims, rights and causes of action related thereto in connection with the DALC Program.

"Run-off" has the meaning specified in Section 12.1.

"Senior Executives" has the meaning specified in Section 14.4(b).

"Services Committee" has the meaning specified in Section 2.1.

"Signature DALC Members" means each DALC Member which (i) is or was acquired pursuant to an Exclusive DALC Sponsor Relationship, (ii) is or was acquired pursuant to an arrangement with any other DALC Sponsor or (iii) is acquired after the date hereof solely through the marketing and promotional efforts of Signature.

"Stated Termination Date" has the meaning specified in Section 11.1.

"Territory" means a Designated Market Area as reported by the Standard Rate and Data Service.

"Transmedia Intellectual Property" means all fictional business names, trade names, d/b/a names, logos, Internet domain names and other Internet addresses, trademarks, service marks (including but not limited to TRANSMEDIA(Registered), trade dress and any and all federal, state, local and foreign applications, registrations and renewals therefor, and all the goodwill and going concern value associated therewith (collectively, "Transmedia Marks"); all patents (including but not limited to all continuations, extensions, and reissues), patent applications, and inventions and discoveries that may be patentable (collectively, "Transmedia Patents"); all copyrights in both published works and unpublished works (including but not limited to the copyright subsisting in any marketing materials, membership data, and merchant data, and in online works such as Internet web sites, including the software underlying such web sites), and any federal or foreign applications, registrations and renewals therefor (collectively, "Transmedia Copyrights"); all rights in any and all licensed or proprietary computer software, firmware, middleware, programs, applications, databases, and files (in whatever form or medium) including all documentation relating thereto, and all source and object codes relating thereto (collectively, "Transmedia Computer Software and Files"); all know-how, trade secrets, confidential information, competitively sensitive and proprietary information (including but not limited to pricing information, supplier information, telephone and telefax numbers, and e-mail addresses), technical information, data, process technology, business plans,

                             (Page 116 of 252 Pages)
drawings, and blue prints (collectively, "Transmedia Trade Secrets"); and the right to sue for past infringement, if any, in connection with any of the foregoing; in each case to the extent used or held for use in the Transmedia Program.

"Transmedia Members" means the members, from time to time, of the Transmedia Program.

"Transmedia Program" means the discount dining program operated by Transmedia and its Affiliates under the Transmedia(R) tradename and service mark.

                             (Page 117 of 252 Pages)

                                                                         ANNEX A
                                                          to Marketing Agreement


                              OPERATING GUIDELINES
                              --------------------

                         SIGNATURE OPERATING GUIDELINES
                         ------------------------------

         During the term of the Agreement to which this Annex A is attached (unless a different period is specified below), Signature shall be guided by the following principles, and shall use its commercially reasonable efforts to adhere to such principles whenever possible:

I.       MEMBERSHIP ACQUISITION

         Exclusive DALC Sponsor Relationships. During the five-year period commencing on the date of the Agreement to which this Annex A is attached, subject to Section III below, Signature shall deliver, from the Exclusive DALC Sponsor Relationships only, the following number of new DALC Members (i.e., persons who are not as of the date of this Agreement, and were not during the preceding 12 months, DALC Members) in the aggregate for each year of such five-year period, distributed evenly (to the extent practicable) on a quarterly basis; provided, however, that the yearly totals set forth below shall be cumulative as measured in two year increments:

                              Year 1    -    500,000
                              Year 2    -    600,000
                              Year 3    -    500,000
                              Year 4    -    400,000
                              Year 5    -    300,000
                                           ---------
                                            2,300,000

II.      UTILIZATION

The average monthly utilization rate during the five-year period following the date of the Agreement shall be no less than 12%.

III.     MERCHANT-MEMBER RATIO

Notwithstanding the requirements of Section I above, Signature may not deliver new DALC Members of such quantity so as to cause the Member-Merchant Ratio within a Territory to exceed 300:1 at any time; provided, however, that if Transmedia does not deliver a sufficient number of quality Merchants to enable Signature to satisfy the guidelines set forth under Section I above, Signature shall be relieved of any obligation to satisfy such guidelines to the extent of Transmedia's failure to deliver a sufficient number of qualified Merchants.

                             (Page 118 of 252 Pages)

IV.      TELEMARKETING STANDARDS

To the extent that Signature engages in telemarketing in connection with the performance of its duties hereunder, Signature shall use commercially reasonable efforts to ensure that the quality thereof is consistent with Transmedia's overall service quality standards as provided to Signature in writing from time to time. Signature shall use its commercially reasonable efforts to ensure that the following guidelines are followed:

A. Signature representatives (or communicators employed by vendors) shall approach each call courteously and professionally.

B. Signature shall use its commercially reasonable efforts to ensure that all communicators understand the DALC Program and the particulars of the offer being promoted and are able to respond to all probable questions.

C. The communicator who makes or receives calls shall clearly identify himself or herself when the call begins.

D. Signature shall not call consumers who are listed on the TPS Service provided by the Direct Marketing Association.

E. The consumer shall always have the choice to freely accept or reject any telemarketing offer.

F. Signature communicators and representatives shall respond to (but not necessarily resolve) all consumer questions or complaints regarding telemarketing that are referred to it within 48 hours.

G. All offers and promotions made by Signature to businesses or consumers shall be legal and legitimate.

H. All telemarketing scripts shall clearly communicate all terms of the offer to the consumer, and the terms and scripts shall have been presented to and, to the extent provided in this Agreement, approved by Transmedia in advance (which approval shall not be unreasonably withheld).

I.       Signature shall not solicit through the use of prerecorded messages.

J. Signature shall require its telemarketing vendors to monitor and follow all federal, state and local telemarketing laws and regulations.

K. Signature shall promptly advise Transmedia of, or fulfill, all telemarketing requests for additional written information relevant to the product offering made by the consumer prior to his or her making a purchase decision.

                             (Page 119 of 252 Pages)

L. Signature shall not call consumers or prospective DALC Members on the following holidays: New Year's Eve (stop calling at 1:00 p.m.), New Year's Day, Good Friday, Easter Sunday, Passover (first two nights), Rosh Hashanah Eve and Rosh Hashanah, Yom Kippur Eve and Yom Kippur Day, Christmas Eve (stop calling at 1:00 p.m.) and Christmas Day.

M. To ensure quality assurance, calls shall periodically be monitored by supervisors (including Transmedia employees or representatives) and recorded.

                         TRANSMEDIA OPERATING PRINCIPLES
                         -------------------------------

         Transmedia shall, during the term of this Agreement, comply with the standards set forth in DALC Sponsor contracts existing on the date of this Agreement or hereafter entered into in accordance with the terms hereof, as the same may from time to time be in effect. In addition, during the term of the Agreement to which this Annex A is attached (unless a different period is specified below), Transmedia shall be guided by the following principles, and shall use its commercially reasonable efforts to adhere to such principles whenever possible:

I.       MERCHANT ACQUISITION

During the period commencing 180 days after the date of the Agreement to which this Annex A is attached and terminating on the fifth anniversary of the date of the Agreement, Transmedia shall satisfy the following:

         (A) Number of Merchants. For every 150 DALC Members existing and delivered in any Qualified Territory, Transmedia shall, within 180 days of the date on which either (i) the Territory becomes Qualified or (ii) the requisite number of DALC Members is delivered, deliver one Merchant; provided, however, that in no event shall either party permit the Member-Merchant ratio to exceed 300:1 at any time.

         (B) Merchant Quality. At least ninety percent of Merchants in a Qualified Territory shall have credit card receipts equal to or greater than $300,000 during the 12 months preceding measurement.

II.      FULFILLMENT & DIRECTORY

         (A) Within five (5) business days of Transmedia's receipt and approval of an application for enrollment in the DALC Program, Transmedia will send to the new DALC Member a fulfillment kit containing the following materials:

                  1.       Merchant directory
                  2.       Welcome letter
                  3.       Membership brochure
                  4.       Outer envelope

                             (Page 120 of 252 Pages)

                  5. Such other materials as the parties shall from time to time determine.

                  Transmedia shall fulfill all offers made by Signature in accordance with the terms of such offers.

         (B) Subsequent to delivery of the fulfillment kit, Active DALC Members will continue to receive at least four updated Directories each year at times to be determined by the parties in advance. Transmedia reserves the right to cease sending directory updates to Members who have not used the DALC Program at least once in the preceding six-month period; provided, that such members will automatically be reactivated and be eligible to receive a directory once they use the DALC Program.

III.     DALC MEMBER STATEMENT & REBATE CHECK

         (A) Transmedia will produce and mail a monthly statement to all Active DALC Members, containing the following information:

                  1.       Itemized list of Merchants visited
                  2.       Total expenditure per visit
                  3. Total number of miles and/or total amount of cash rebate earned per visit
                  4. Total amount of mileage credits and/or cash rebates earned that month
                  5. Such other information as the parties shall from time to time determine.

         (B) Transmedia shall issue and mail to each DALC Member a check equal to the requisite discount applicable to such Member's total expenditures during qualified visits at Merchants during the previous month or (ii) if elected by a DALC Member (and permitted under a DALC Sponsor contract, if any), arrange to have the requisite discount reflected on the DALC Member's credit card statement. Rebate checks, if applicable, should be processed within fifteen (15) business days of the end of the calendar month in which the rebate was earned.

IV.      CUSTOMER SERVICE

Transmedia shall use commercially reasonable efforts to achieve the following customer service standards on a per calendar quarter basis:

         (A) Transmedia shall maintain a toll-free customer service number which shall be set forth on all directories.

         (B) Transmedia representatives (or communicators employed by vendors) shall approach each customer call courteously and professionally.


                             (Page 121 of 252 Pages)

         (C) The communicator who makes or receives calls shall clearly identify himself or herself when the call begins.

         (D) Transmedia shall use commercially reasonable efforts to ensure that all communicators understand the call subject matter and are able to respond to probable questions.

         (E) All correspondence or customer service inquiries should be resolved within an average of five (5) business days.

         (F) On a monthly basis, all Membership and customer service telephone inquiries should be answered personally within an average of 20 seconds or less.

         (G) On a monthly basis, no greater than an average of five percent (5%) of inbound telephone inquiries should be abandoned.

         (H) On a monthly basis, busy signal rates for inbound telephone inquiries should not exceed an average of five percent (5%) during the hours of 9:00 a.m. to 8:00 p.m., E.S.T.

         (I) Customer Service hours of operation initially shall be 24 hours per day, seven days a week (except legal holidays); provided, however, that Signature shall use commercially reasonable efforts to renegotiate DALC Sponsor contracts to substantially reduce such hours of operation.

         (J) To ensure quality assurance, calls shall periodically be monitored by supervisors (including Transmedia employees or representatives) and recorded.


                             (Page 122 of 252 Pages)

                                                                         ANNEX B
                                                          to Marketing Agreement


                              ECONOMIC COVENANTS


I. Signature Covenants. Signature and its Affiliates covenant and agree with Transmedia that it shall not during the term of the Agreement to which this Annex B is attached:

         (A) offer rebates to DALC Members in excess of 20% of the gross dining bill (including tax, tip and, if applicable, beverage);

         (B) agree with any person to provide a directory of Merchants more frequently than once per calendar quarter;

         (C) enter into any marketing partner arrangements with existing or hereafter acquired DALC Sponsors pursuant to which the directory, fulfillment and service costs thereof would exceed a standard unit cost agreed to by the Services Committee by more than 5%; or

         (D) sell any new DALC membership during the nine-month period following the date of this Agreement without charging an annual fee of at least $49.00, provided, however, that such amount shall thereafter be subject to adjustment from time to time by the Services Committee (whose approval shall not be unreasonably withheld or delayed);

II. Transmedia Covenants. Transmedia and its Affiliates covenant and agree with Signature that it shall not, during the term of the Agreement to which this Annex B is attached:

         (A) incur new Rights-to-Receive such that the ratio of food and beverage (including tax and tip, if applicable) credits received to cash advanced is not, during the three year period commencing on the date of this Agreement, less than 1.6:1 in the first year, 1.7:1 in the second year and 1.8:1 in the third year; provided, however, that up to 10% of all Rights-to-Receive outstanding at any time or 10% of all Merchants to which such Rights-to-Receive relate (at Transmedia's election) shall be excluded from the foregoing calculation; or

         (B) grant or pay to any salesperson, independent contractor or other sales personnel commissions in a manner or in an amount inconsistent with Transmedia's practices in respect of sales of the Transmedia Program; provided, however, that for five years after the date hereof, Transmedia shall not exceed the following commission standards:

                  (i) For tier one sales people, 5% for the first year of the restaurant contract and 2% for each subsequent year renewal; and

                           (Page 123 of 252 Pages)

                  (ii) For tier two sales people (defined as sales people with a restaurant portfolio in excess of $3 million in gross usage per year), 3% for the first year of the restaurant contract and 2% for each subsequent year renewal;

provided, further, that these standards shall be subject to adjustment by the Services Committee after the end of the fifth year following the date of this Agreement.



                             (Page 124 of 252 Pages)